Exhibit 3.4
ROSS MILLER
SECRETARY OF STATE
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofastate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

                  USE BLACK INK ONLY- DO NOT HIGHLIGHT                                                                                                            ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.380 – After Issuance of Stock)

1. Name of Corporation:

Vision Energy Group, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Vision Energy Group, Inc. will change its name to Advanced Mineral Technologies, Inc. (reserved by Russell Smith)

Vision Energy would also like to increase its authorized capital amount to 150,000,000 common and 50,000,000 preferred at a par value remaining at ..0001.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provision of articles of incorporation have voted in favore of the amendment is:

4.  Effective date of filing (optional):  4/20/07

5.  Officer Signature (required):                                                                /s/ Matt Wright

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.